Exhibit 5.1 KARLEN & STOLZAR, LLP
Andrew N. Karlen† Michael I. Stolzar Tracy Christen Reimann †Also admitted in ct & Fl	White Plains Plaza 1 North Broadway, Ste 509 white plains, ny 10601 Tel (914) 949-4600 Fax (914) 931-7006

April 3, 2008

Kelyniam Global, Inc.
1100 North University Avenue
Suite 135
Little Rock, AK 72207
1-800-280-8192

Re:  Kelyniam Global, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

I have acted as special counsel for Kelyniam Global, Inc., a Nevada corporation (the “Company”), in connection with the preparation of the registration statement on Form S-8(the “Registration Statement”) to be filed with the Securities and Exchange Commission
(the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), relating to the offering of 235,000 shares to be issued or which have been issued pursuant to the Company’s 2008 Stock Compensation Plan (the “Plan”) and which may be reoffered and resold by some of the receipients of such shares as described in the Registration Statement.

In rendering the opinion set forth below, I limited the scope of my view to the following documents: (a) the Registration Statement and the exhibits attached thereto; (b) the Company’s Articles of Incorporation; (c) the Company’s Bylaws; (d) certain records of the Company’s corporate proceedings as reflected in its minute books; (e) the Plan; and (f) such statutes, records and other documents as we have deemed relevant.  In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and conformity with the originals of all documents submitted to us as copies thereof, and I have made no independent verification of the factual matters as set forth in such documents or certificates.  In addition, I have made other examinations of  law and fact, as I have deemed relevant in order to form a basis for the opinion hereinafter expressed.

Based upon the foregoing, I am of the opinion that the 235,000 shares of common stock have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan and any agreements thereunder and in accordance with the Registration Statement, will be validly issued, fully paid and nonassessable.

This opinion is based on Nevada general corporate law, including the statutory provisions, all applicable provisions of the Nevada constitution and reported judicial decisions interpreting those laws.  I express no opinion, and none should be inferred, as to any other laws, including, without limitation, laws of any other state.

We consent to the inclusion of our opinion as an exhibit to the Registration Statement described above.

Very truly yours,

/s/Michael Stolzar
Michael I. Stolzar
For Karlen & Stolzar, LLP